UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

RED CAT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	814-00175 (Commission File Number)	86-0490034 (I.R.S. Employer Identification No.)

370 Harbour Drive Palmas del Mar Humacao, PR (Address of principal executive offices)	00791 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On January 27, 2021, our Board of Directors approved the closing of a private offering to accredited investors of Units consisting of convertible notes and warrants to a total of six (6) investors for total offering proceeds of $500,000. Each Unit consists of: (1) a Convertible Note, and (2) a Warrant to purchase a number of shares of common stock equal to 135% of the dollar amount of the Note.

The Convertible Notes (the “Notes”) included in the Units accrue interest at a rate of 12% per annum, with all principal and interest due two (2) years from the date of issuance. The Notes are convertible to shares of our common stock at a price equal to the lower of: (a) $1.00, if the conversion occurs prior a Qualified Offering, or (b) a 25% discount of the price per share of common stock offered in the Qualified Offering, if the conversion occurs simultaneous with the Qualified Offering. A “Qualified Offering” is defined as an offering of our common stock resulting in the listing for trading of our common stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange. The Notes may be converted at any time in the discretion of the holder prior to a Qualified Offering, but will be automatically converted to common stock simultaneously with the consummation of a Qualified Offering. Conversions of the Notes are limited such that a holder shall not have the right to convert any portion of the Note, or receive shares of common stock as payment of interest thereunder, to the extent that after giving effect to such conversion or receipt of such interest payment, the holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion.

In the event of our default under the Notes, conversion price shall be reduced to the lower of (i) thirty (30) day volume weighted average of the closing price per share of our common stock, if the conversion herein occurs prior a Qualified Offering, or (ii) 65% of the lowest closing price for our common stock during the twenty (20) consecutive trading day period immediately preceding the date of the conversion.

The Notes also include certain protections for investors, including the following:

(1) So long as the Notes are outstanding, upon our issuance of any security, or an amendment to a security that was issued before the date Note, with any term that the holder reasonably believes is more favorable to the holder of such security or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the holder of the Note, such term, at the holder’s option, shall become a part of the Note.

(2) If, at any time while the Notes are outstanding, we issue any common stock or other securities convertible into, exercisable for, or that otherwise entitle any person or entity the right to acquire, shares of our common stock, at an effective price per share that is lower than the then Conversion Price for the Note (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) then the Conversion Price shall be reduced, at the option of the holder, to a price equal to the Base Conversion Price. If we enter into a variable rate transaction, we shall be deemed to have issued common stock pursuant to this provision at the lowest possible price per share at which such securities could be issued in connection with such variable rate transaction. Such adjustment shall be made whenever such common stock or other securities are issued.

The two provisions enumerated above do not apply with regard to issuances to officers, directors, or employees under a stock option plan, to issuances pursuant to convertible securities outstanding prior to the date of the Notes, or to issuances pursuant to acquisitions or other strategic transactions.

The Warrants included in the Units are exercisable for a period of five (5) years and entitle the holder to purchase shares of our common stock at a price equal to the lower of (i) $1.50, or (ii) a 25% discount to the price per share of common stock offered in the Qualified Offering. The Warrants may be exercised by cash payment or, if there is no effective registration statement registering, or no current prospectus available for the resale of, all of the shares that may be acquired pursuant to the Warrant by the holder, the holder may elect cashless exercise of the Warrant.

The foregoing is a summary of the material terms of the Notes and the Warrants, each of which are filed hereto as Exhibits and should be reviewed in their entirety for additional information. Our offer and sale of the Notes and the Warrants was exempt from registration pursuant to Rule 506(b) under Regulation D, as the Units were offered exclusively to accredited investors and we engaged in no general solicitation or advertising regarding the private offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Convertible Note
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2021	RED CAT HOLDINGS, INC.

	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	President and Chief Executive Officer